EXHIBIT 10.50

ADDENDUM TO THE LIMITED RECAPTURE AGREEMENT

This ADDENDUM TO THE LIMITED RECAPTURE AGREEMENT (“Addendum”) between ____________________ (“Executive”) and Hill‑Rom Holdings, Inc. (“Company”) is dated and effective this 10th day of November, 2020 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and Executive have previously entered into a Limited Recapture Agreement (“Agreement”) which sets forth the terms and conditions upon which the Company may recoup certain compensation from Executive in the event there is a material restatement of the Company’s consolidated financial results due to misconduct of Executive; and

WHEREAS, the Company desires to supplement the Agreement to provide the Company the opportunity to recoup certain compensation from Executive in the event Executive’s employment with the Company is terminated for violating the Company’s Global Code of Conduct.

NOW THEREFORE, in consideration of Executive’s continued employment with the Company as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree to enter into this Addendum as follows:

1.A “Triggering Event” shall be deemed to occur when and if Executive’s employment is terminated by the Company as a result of a violation by Executive of a material provision of the Company’s Global Code of Conduct (including, without limitation, the Anti-Harassment Provision).

2.In the event a Triggering Event is determined by the Company to have occurred, the Committee may seek recoupment from Executive of the following incentive compensation (“Incentive Compensation”) paid to Executive:

(a) Cash Awards Under STIC Program: All cash awards under the STIC Program paid to Executive during the twenty-four (24) months preceding the date of Executive’s termination of employment.

(b) Stock Awards Under Stock Plan: All time-based and performance-based stock awards, including, but not limited to, stock options, performance share units or restricted stock units, or other time-based or performance-based stock awards that vested during the twenty-four (24) months preceding the date of Executive’s termination of employment.

3.In the event a Triggering Event is determined by the Company to have occurred and the Committee determines to recoup Incentive Compensation from Executive, Executive agrees that he or she will promptly repay to the Company all Incentive Compensation for which recoupment is sought in accordance with the following provisions:

(a) Cash Awards Under STIC Program: Executive shall pay to the Company in cash the gross amount of cash awards under the STIC Program for which recoupment is sought.

(b) Stock Options: Vested and unexercised time-based and performance-based stock options granted under the Stock Plan for which recoupment is sought shall automatically be forfeited and cancelled, and Executive thereafter shall not be entitled to exercise such stock options.

(c) Shares of Company Stock: Shares of stock of the Company received by Executive pursuant to time-based and performance-based awards granted under the Stock Plan for which recoupment is sought, whether as an award of performance share units or restricted stock units, upon the exercise of stock options, or otherwise, shall be transferred to the Company by Executive; provided, however, that in the event Executive no longer holds such shares, Executive shall (i) transfer to the Company an equivalent number of other shares of Company stock held by Executive or (ii) if Executive does not hold other shares of Company stock, pay to the Company an amount in cash equal to the greater of (A) the fair market value of the number of shares of Company stock for which recoupment is sought, as determined by the Committee, or (B) the proceeds received by Executive upon the disposition of the shares for which recoupment is sought.

4.Unvested Stock Awards: Upon Executive’s termination of employment, any outstanding unvested time-based and performance-based awards granted under the Stock Plan shall be forfeited notwithstanding that Executive may qualify for retirement and the accelerated vesting of such awards under the terms of the Stock Plan or any applicable award agreement.

5.The Company's right to recoupment pursuant to the Addendum is not retroactive to any payment made under the STIC Program or any award granted under the Stock Plan prior to the Effective Date.

6.The Committee has sole discretion to determine the amount of Incentive Compensation to be recouped, if any, in connection with such Triggering Event.

The terms and conditions of the Limited Recapture Agreement, as supplemented by this Addendum, shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Addendum effective as of the 10th day of November, 2020.

EXECUTIVE	HILL-ROM HOLDINGS, INC.
Signed: ______________________________ Name: _______________________________ Dated: _______________________________	By: _________________________________ Title: ________________________________ Dated: _______________________________